Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statement Nos. 033-60809 and 333-61379 on Form S-3 and Registration Statement Nos. 033-61073, 033-61075, 333-27967 and 333-42648 on Form S-8 of our reports dated November 6, 2006, relating to the financial statements of Commercial Metals Company and subsidiaries (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004)) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Commercial Metals Company and subsidiaries for the year ended August 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
November 6, 2006